                                                                    Exhibit 99.1

                 HERCULES ANNOUNCES SUBSEQUENT EVENT AND REVISES
                    FOURTH QUARTER AND FULL YEAR 2001 RESULTS

                WILMINGTON, DE, February 14, 2002... Hercules Incorporated (NYSE: HPC) announced today affirmation of a judgment against it arising out of litigation related to a previously divested business. Subsequent to the Company's February 5, 2002 quarterly earnings release, the Appellate Division of the New York Supreme Court affirmed a trial court judgment against Hercules currently totaling approximately $10.9 million including interest, costs and expenses. As a result of this event, Hercules will take an additional pre-tax charge of approximately $9 million. Previously reported net income for the fourth quarter 2001 will, therefore, be revised from $6 million, or $0.06 per diluted share, to zero. Since this litigation relates to a divested business and the charge is therefore non-recurring, earnings for the fourth quarter 2001, excluding non-recurring items, of $6 million or $0.06 per diluted share, will not be affected. Reported earnings for the full year 2001 will be revised from the previously reported loss of $52 million or $0.48 per diluted share to a loss of $58 million or $0.54 per diluted share.

                Hercules continues to believe that the decisions of the trial court and intermediate appellate courts are incorrect and has filed a motion for re- argument, or in the alternative, for leave to appeal to the New York State Court of Appeals. Both the granting of a motion for re-argument and an appeal to the Court of Appeals are discretionary and there can be no assurance that either will be granted. Accordingly, Hercules is now required by generally accepted accounting principles to increase its accrual for this judgment.

                As previously disclosed in periodic reports filed with the SEC, the case, Hexcel Corporation v Hercules Incorporated, Supreme Court of New York, County of New York, involved alleged "post closing" adjustments to the purchase price paid by Hexcel to Hercules in connection with Hexcel's April 15, 1996 acquisition of Hercules' former Composite Products Division.

                Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

                This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on reasonable assumptions. Results could differ materially depending on such factors as business climate, economic and competitive uncertainties, failure to complete transactions, adverse legal and regulatory developments, and adverse changes in economic and political climates around the world. As appropriate, additional factors are contained in reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. This paragraph is included to provide safe harbor for forward-looking statements, which are not required to be publicly revised as circumstances change.

Contact:

        Hercules Incorporated

        Media Contact:
        John S. Riley, 302/594-6025
        or
        Investor Contact:
        Robert C. Flexon, 302/594-6021